Exhibit 10.13

Estimated Brazilian Legal Severance for G. Hemmady

	BR fx rate:	3.1383

Name	GOKUL V HEMMADY
Job Title	Presidente
	R$	USD$
Monthly Salary	46,519.00	14,822.99
Annual Salary	604,747.00	192,698.91

Mandatory Severance	433,264.97	138,057.22
Deductions	(24,537.72)	(7,818.79)
Total Severance to be paid to the executive	408,727.24	130,238.42

FGTS - termination fee	121,206.71	38,621.77
FGTS - deposits over the last 2 years	235,951.85	75,184.61
Total Severance w/FGTS	765,885.81	244,044.80

Subject to final adjustment based on termination date.